Capital One Second Quarter 2020 Earnings

Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com	tatiana.stead@capitalone.com

FOR IMMEDIATE RELEASE: July 21, 2020
Capital One Reports Second Quarter 2020 Net Loss of $918 million, or $2.21 per share
Excluding adjusting items, Second Quarter 2020 Net Loss of $1.61 per share(1)
McLean, Va. (July 21, 2020) – Capital One Financial Corporation (NYSE: COF) today announced net loss for the second quarter of 2020 of $918 million, or $2.21 per diluted common share, compared with net loss of $1.3 billion, or $3.10 per diluted common share in the first quarter of 2020, and with net income of $1.6 billion, or $3.24 per diluted common share in the second quarter of 2019. Excluding adjusting items, net loss for the second quarter of 2020 was $1.61 per diluted common share(1).

“Our investments to transform our technology and how we work, and our efforts to drive the company to digital are powering our response to the pandemic,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “We remain well positioned to weather the downturn, emerge with strength, and deliver shareholder value over the long-term.”

Adjusting items in the second quarter of 2020, which are excluded from diluted earnings per share (EPS), efficiency ratio and operating efficiency ratio metrics (see Table 15 in our Financial Supplement for additional information):

	Pre-Tax	Diluted EPS
(Dollars in millions, except per share data)	Impact	Impact
Legal reserve builds	$265	$0.58
Cybersecurity Incident expenses, net of insurance	11	0.02
All comparisons below are for the second quarter of 2020 compared with the first quarter of 2020 unless otherwise noted.
Second Quarter 2020 Income Statement Summary:

•	Total net revenue decreased 10 percent to $6.6 billion.

•	Total non-interest expense increased 1 percent to $3.8 billion:

◦	44 percent decrease in marketing.

◦	8 percent increase in operating expenses.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

Capital One Second Quarter 2020 Earnings

•	Pre-provision earnings decreased 21 percent to $2.8 billion(2).

•	Provision for credit losses decreased 22 percent to $4.2 billion:

◦	Net charge-offs of $1.5 billion.

◦	$2.7 billion reserve build.

•	Net interest margin of 5.78 percent, decreased 100 basis points.

•	Efficiency ratio of 57.50 percent.
◦Efficiency ratio excluding adjusting items of 53.29 percent(1).

•	Operating efficiency ratio of 53.34 percent.
◦Operating efficiency ratio excluding adjusting items of 49.13 percent(1).
Second Quarter 2020 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.4 percent at June 30, 2020.

•	Period-end loans held for investment in the quarter decreased $11.5 billion, or 4 percent, to $251.5 billion.

◦	Credit Card period-end loans decreased $10.5 billion, or 9 percent, to $107.3 billion.

•	Domestic Card period-end loans decreased $10.2 billion, or 9 percent, to $99.4 billion.

◦	Consumer Banking period-end loans increased $2.7 billion, or 4 percent, to $66.7 billion.

•	Auto period-end loans increased $2.0 billion, or 3 percent, to $63.3 billion.

◦	Commercial Banking period-end loans decreased $3.7 billion, or 5 percent, to $77.5 billion.

•	Average loans held for investment in the quarter decreased $9.5 billion, or 4 percent, to $253.4 billion.

◦	Credit Card average loans decreased $14.0 billion, or 11 percent, to $108.7 billion.

•	Domestic Card average loans decreased $12.7 billion, or 11 percent, to $101.0 billion.

◦	Consumer Banking average loans increased $1.2 billion, or 2 percent, to $64.9 billion.
•Auto average loans increased $793 million, or 1 percent, to $61.8 billion.
◦Commercial Banking average loans increased $3.3 billion, or 4 percent, to $79.8 billion.

•	Period-end total deposits increased $34.5 billion, or 13 percent, to $304.2 billion, while average deposits increased $23.7 billion, or 9 percent, to $288.3 billion.

•	Interest-bearing deposits rate paid decreased 27 basis points to 0.94 percent.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

(2)	Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period.

Capital One Second Quarter 2020 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on July 21, 2020 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through August 4, 2020 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2019.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $304.2 billion in deposits and $421.3 billion in total assets as of June 30, 2020. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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